UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2017

PHI GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38255	90-0114535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5348 Vegas Drive # 237 Las Vegas, NV	89108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 702-475-5430

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Precommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Precommencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.02 Unregistered Sales of Equity Securities

On December 12, 2017, the Company issued 2,000,000 shares of free-trading Common Stock of PHI Group, Inc. to EMA Financial LLC, holder of a Convertible Promissory Note dated April 04, 2017 of the Company, for the conversion of $7,140.00 of the principal balance of the Note, less $1,050.00 of applicable fees under the Note. The principal balance due remaining under this Note after this conversion was $33,952.50

On December 13, 2017, the Company issued 2,250,821 shares of free-trading Common Stock of PHI Group, Inc. to JSJ Investments, Inc., holder of the $40,000 Convertible Promissory Note dated April 5, 2017 of the Company, for the conversion of $12,420.75 of the principal balance of the Note. The principal balance due remaining under this Note after this conversion was $27,579.25.

On December 14, 2017, the Company issued 2,744,300 shares of free-trading Common Stock of PHI Group, Inc. to Auctus Fund, LLC, holder of a Convertible Promissory Note dated March 3, 2017 of the Company, for the conversion of $10,339.52 of the principal balance of the Note together with $137.68 of accrued and unpaid interest thereto and $500.00 applicable fee, totaling $10,977.20. The principal balance due remaining under this Note after this conversion was $6,745.50.

On December 14, 2017, the Company issued 1,724,138 shares of restricted Common Stock of the Company under the auspices of Rule 144 to Steve Truong for $20,000.00 in cash pursuant to a Private Stock Purchase Agreement dated December 14, 2017 between the shareholder and the Company.

As of December 18, 2017 there are 59,466,077 shares of the Company’s common stock issued and outstanding, excluding 5,673,327 shares of common stock that have been set aside for a special dividend distribution.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 18, 2017

PHI GROUP, INC.
(Registrant)

By:	/s/ Henry D. Fahman
Henry D. Fahman
Chairman and CEO